                                                                    EXHIBIT 12.1



                                                                      Fiscal year                 3 Months    3 Months     12 months
                                         December 31,  December 31,      ended      December 31,    ended      ended         ended
                                             1997          1998       December 31,     2000       March 31,   March 31,    March 31,
                                                                         1999                        2000        2001        2001
                                      --------------------------------------------------------------------------------------------
Earnings available for
 fixed charges:
   Pre-tax net income                           501         3,186         11,332       10,063         1,254      -732         8,077
   Interest (expensed and
    capitalized)                              3,062         3,129          3,519        4,328           958       924         4,294
   Amortization of debt expenses
    and discount                                 81           227            227          219            57        55           217
   Interest portion of rent                      35            20             26           98            63        16            51
   Dividends from preferred stock                --            --             --           --            --        --            --
                                              -----         -----         ------       ------         -----      ----        ------
Total earnings available for
 fixed charges                                3,679         6,562         15,104       14,708         2,332       263        12,639
Fixed charges:
   Interest expenses                          3,062         3,129          3,519        4,328           958       924         4,294
   Amortization of debt expenses                 81           227            227          219            57        55           217
   Interest portion of rent                      35            20             26           98            63        16            51
   Dividends from preferred stock                --            --             --           --            --        --            --
                                              -----         -----         ------       ------         -----      ----        ------
Total fixed charges                          3,178         3,376          3,772        4,645         1,078       995         4,562

Ratio of earnings to fixed charges            1.2x          1.9x           4.0x         3.2x          2.1x      0.2x          2.7x
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Note:  Pre-tax net income represents earnings before taxes, plus fixed charges.